UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  June 22, 2012

CASPIAN SERVICES, INC.
(Exact Name of Registrant as Specified in its Charter)

Nevada	000-33215	87-0617371
(State or other jurisdiction of incorporation)	Commission File Number)	(IRS Employer Identification Number)

2319 Foothill Boulevard, Suite 160, Salt Lake City, Utah
(Address of principal executive offices)

84109
(Zip code)

(801) 746-3700
(Registrant’s telephone number, including area code)

N/A
(Former name of former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 22, 2012 Ms. Indira Kaliyeva, the Chief Financial Officer of Caspian Services, Inc. (the “Company”) went on maternity leave.  The board of directors has appointed Andrey Yuryev to act as the interim Chief Financial Officer of the Company during the term of Ms. Kaliyeva’s maternity leave.  Mr. Yuryev has been employed as the Company’s Financial Reporting Manager since November 2007.  In that capacity Mr. Yuryev has been responsible for the preparation of the Company’s consolidated financial statements and disclosures contained in the Company’s periodic reports filed with the U.S. Securities and Exchange Commission (“SEC”).  He is also responsible for supervision of the Company’s financial reporting department.  Mr. Yuryev also previously served as the acting Chief Financial Officer of the Company from May 2010 through June 2010.  Prior to joining the Company Mr. Yuryev was employed with PriceWaterhouseCoopers in Kazakhstan from February 2006-October 2007 as a Senior Consultant in its Assurance Department, where he was engaged by a number of natural resource and service companies in Kazakhstan.  Mr. Yuryev also worked for PriceWaterhouseCoopers from July 2002 to April 2004 as an Accountant.  From April 2004 to November 2005 Mr. Yuryev held several positions with PetroKazakhstan including Facilities Cost Accountant and Financial Analyst.  During his time with PetroKazakhstan, Mr. Yuryev's responsibilities included preparation of management reports, monthly, quarterly and annual financial statements and other documentation.  Mr. Yuryev is an ACCA (Association of Chartered Certified Accountants) Affiliate.  He earned a Masters of Business Administration from the Kazakhstan Institute of Management, Economics and Strategic Research in 2001 and a degree in Engineering and Ecology from the Kazakh State Academy of Architecture and Construction in 1997.

Mr. Yuryev is 37 years old.  He is not currently, nor has he in the past five years been, a nominee or director of any SEC registrant or registered investment company. There are no family relationships between Mr. Yuryev and any executive officer or director of the Company.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CASPIAN SERVICES, INC.

Date: June 22, 2012	By:	/s/ Alexey Kotov
Alexey Kotov
Chief Executive Officer

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